May 12, 2010

Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

We were previously engaged as principal accountants for TierOne Corporation (the Company). On April 23, 2010, we resigned. We have read the Company’s statements included under Items 4.01 and 4.02 of its Form 8-K dated April 29, 2010, and we agree with such statements, except for the following under Item 4.01:

I.	We are not in a position to agree or disagree with:

a.	the Company’s statement in the second paragraph that it is in the process of commencing an immediate search for a new independent accountant; and

b.	the Company’s statement in the fourth paragraph that a document estimating potential additional needs for specific reserves was provided electronically to the Office of Thrift Supervision (OTS).

II.	We do not agree with:

a.
The Company’s statement in the third paragraph that KPMG resigned as a culmination of factors related to an examination by the OTS, which required the Company to reevaluate its loan loss provisions for the quarter ended June 30, 2009.  While KPMG did describe a culmination of factors leading to its decision to resign, the factors were not limited to matters related to the OTS examination, and the Company's reference to a "document estimating potential additional needs for the specific reserves" is incomplete. KPMG told the Chair of the Company’s Audit Committee that KPMG had learned of the existence of a document (the “document”) showing an internal analysis of estimates of potential additional needs for specific reserves that appeared to have been created in the second quarter of 2009 and was told by a representative of the OTS that the document had been presented to the Company’s Board of Directors during the second quarter of 2009. KPMG also told the Chair of the Company’s Audit Committee that the document had not been produced timely to KPMG, nor had it been included in the Board of Director materials provided to KPMG and that the Board of Director minutes did not include any reference of the presentation of the document or a discussion of it by the Board, and that management had represented to KPMG that all significant board and committee actions were included in the Board minutes provided to KPMG. KPMG told the Chair of the Company’s Audit Committee that as a consequence KPMG believed it could not rely on prior representations by management, and was terminating its auditor relationship with the Company.

b.
The Company’s statement in the fourth paragraph that it had previously provided the document estimating potential additional needs for specific reserves to KPMG. KPMG was provided an electronic download of information from the Company’s counsel on December 8, 2009, and has performed an electronic search of such electronically-provided information and has been unable to locate the aforementioned document that it obtained from the Company on April 20, 2010.

Securities and Exchange Commission
May 12, 2010

c.
The Company’s statement in the fourth paragraph that as recently as April 19, 2010, KPMG had affirmed (without absolute assurance) that it believed it could be in a position to issue its audit opinion in time for the Company to file its Annual Report on Form 10-K for the year ended December 31, 2009, amended Form 10-Q for the quarter ended June 30, 2009 and Form 10-Q for the quarter ended September 30, 2009 by April 30, 2010. KPMG on April 19, 2010 told the Audit Committee Chair and management that it was highly unlikely that KPMG would be in a position to complete its reviews of the quarterly financial information and its audit of the consolidated 2009 financial statements by April 30, 2010

Very truly yours,

/s/ KPMG LLP